EXHIBIT 99.1



                                                                    News Release



                 Contact:     Jane M. Green, Ph.D.
                              VP, Corporate Communications
                              Exelixis, Inc.
                              650 837 7579
                              jmgreen@exelixis.com
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            EXELIXIS ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER

SOUTH SAN FRANCISCO, Calif. - May 6, 2002 - Exelixis, Inc. (Nasdaq: EXEL) announced that Glen Y. Sato, senior vice president, chief financial officer and general counsel, is leaving the company to assume the position of chief financial officer at Protein Design Labs. Mr. Sato's resignation as an officer and transition from his role at Exelixis will be effective in early June 2003. Prior to joining Exelixis three years ago, Mr. Sato served at PDL for six years, most recently as PDL's vice president, legal and general counsel. Exelixis is in the process of aggressively recruiting a seasoned financial executive with significant operating and commercial experience to assume the position of chief financial officer, and anticipates announcing this appointment in the near term.

"Glen has made a real contribution to Exelixis' evolution into a product-focused company through his prudent judgment and legal counsel, as well as his integrity and skill in the financial management of our company," said George A. Scangos, Ph.D., president and chief executive officer. "We respect and support Glen's decision to return to his former company and to be part of its next stage of growth and development, and the management team and board of directors of Exelixis join me in wishing him well in his future career pursuits. We anticipate effecting a very smooth transition over the next few weeks and will look forward to announcing a new chief financial officer for our team very shortly."

Exelixis, Inc. (Nasdaq: EXEL) is a leading genomics-based drug discovery company dedicated to the discovery and development of novel therapeutics. The company is leveraging its fully integrated gene-to-drug platform to fuel the growth of its proprietary drug pipeline. Exelixis has established broad corporate alliances with major pharmaceutical and biotechnology companies, including
GlaxoSmithKline, Bristol-Myers Squibb, and Protein Design Labs. The company has also established agricultural research collaborations with Bayer CropScience, Dow Agrosciences and Renessen. Other partners include Merck, Schering-Plough Research Institute, Cytokinetics, Elan and Scios. For more information, please visit the company's web site at www.exelixis.com.
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The forward looking statements contained in this press release involve risks and uncertainties that may affect our research and development efforts, as more fully discussed in the "Risk Factors" section of our filing with the U.S. Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, the timing of recruitment and hiring of a new chief financial officer.

Exelixis and the Exelixis logo are registered U.S. trademarks.